Exhibit 10.61

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

ADDENDUM to
MANUFACTURING TRANSFER AND SUPPLY AGREEMENT
Dated March 31, 2010

THIS ADDENDUM (this “Addendum”) is dated as of June 12, 2012 and is between ANIP ACQUISITION COMPANY, d/b/a ANI PHARMACEUTICALS, INC., a Delaware corporation (“ANI”) and COUNTY LINE PHARMACEUTICALS, LLC, a Wisconsin limited liability company (“CLP”).

The parties wish to set forth additional terms and conditions under which ANI will store, on behalf of CLP, the active ingredient [***] (“API”).

TERMS AND CONDITIONS FOR STORAGE

I.                                        Upon receipt of the API, ANI will store the API under cGMP conditions.  Risk of damage or loss of the API shall remain with CLP, unless ANI was negligent in the storage or handling of the API;

II.                                   CLP will provide evidence reasonably satisfactory to ANI that all of the API stored by ANI is covered for damage or loss under CLP’S insurance policies.

CLP acknowledges that failure to timely provide evidence of insurance reasonably satisfactory to ANI will result in all API being returned to CLP at CLP’s sole risk and expense.

IN WITNESS WHEREOF, the parties have caused this Addendum to be duly executed on the date first written above.

ANIP ACQUISITION COMPANY D/B/A		COUNTY LINE PHARMACEUTICALS, LLC
ANI PHARMACEUTICALS, INC.

By:	/s/ Charlotte C. Arnold	By:	/s/ Richard D. Losiniecki

Name:	Charlotte C. Arnold	Name:	Richard D. Losiniecki

Title:	VP & CFO	Title:	President & CEO

Date:	6/12/2012	Date:	6/12/2012

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

MANUFACTURING TRANSFER AND SUPPLY AGREEMENT

By and between

ANIP ACQUISITION COMPANY
d/b/a ANI PHARMACEUTICALS, INC.

And

COUNTY LINE PHARMACEUTICALS, LLC

Dated as of March 31, 2010

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

TABLE OF CONTENTS

Article 1	Definitions

Article 2	Manufacturing Transfer

Article 3	Product Supply

Article 4	Representations and Warranties of ANI

Article 5	Representations and Warranties of CLP

Article 6	Additional Covenants and Agreements of the Parties

Article 7	Indemnification

Article 8	Terminations

Article 9	Miscellaneous

Schedule 2.2	Technical Transfer Services and Costs

Schedule 3.1	CLP Standard Purchase Order Form

Schedule 3.7	Supply Price and Batch Size

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

MANUFACTURING TRANSFER AND SUPPLY AGREEMENT

This MANUFACTURING TRANSFER AND SUPPLY AGREEMENT (“this Agreement”), dated as of March 31, 2010 (the “Effective Date”), is by and between ANIP ACQUISITION COMPANY d/b/a ANI PHARMACEUTICALS, INC., a Delaware corporation (“ANI”), and COUNTY LINE PHARMACEUTICALS, LLC., a Wisconsin limited liability company (“CLP”).

The parties wish to set forth the terms and conditions under which ANI will manufacture for and supply to CLP the Product described herein.  Accordingly, in consideration of the mutual promises and undertakings contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below:

“Activities” shall mean the manufacturing, testing, packaging, marketing, selling and distributing of the Product in the Territory as contemplated by this Agreement.

“Affiliates” shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person.  For purposes hereof, the term “controlled” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

“API” shall mean the active ingredient [***].

“ANI” shall have the meaning given in the preamble and shall include its Affiliates.

“CBE 30” shall mean a regulatory submission to the FDA at least thirty days prior to distribution of Product indicating changes being effected to the NDA 16-151 as defined in 21 CFR 314.70(c).

“cGMP” shall mean current Good Manufacturing Practices Regulations applicable to the manufacture of the Product hereunder.

“CLP” shall have the meaning given in the preamble and shall include its Affiliates.

“Damages” shall mean any and all actions, costs, losses, lost profits, claims, liabilities, fines, penalties, demands, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto (including interest which may be imposed in connection therewith).

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“Defective” shall mean, as to the Product, the failure of such to strictly conform to the Specifications, this Agreement and all applicable law.

“FDA” shall mean the United States Food and Drug Administration and any successor agency.

“Force Majeure” shall mean acts of God, explosion, fire, flood, tornadoes, thunderstorms, earthquake or tremor, war whether declared or not, civil strife, riots, embargo, losses or shortages of power, labor stoppage, substance shortages, damage to or loss of product in transit, currency restrictions, or events caused by reason of laws, regulations or orders by any government, governmental agency or instrumentality or by any other supervening or unforeseeable circumstances reasonably beyond the control of each party.

“Indemnified Party” shall have the meaning given in Article 7.3 hereof.

“Indemnifying Party” shall have the meaning given in Article 7.3 hereof.

“Launch” shall mean the date when the Product manufactured at ANI is first made commercially available by CLP.

“NDA” shall mean the United States New Drug Application [***] including Amendments and Supplements.

“Notice of Rejection” shall have the meaning given in Article 3.10 hereof.

“Person” shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

“Product” shall mean [***].

“Quarter” shall mean, as the case may be, the three months ending on March 31, June 30, September 30 or December 31 in any year.

“Specifications” shall mean, at any time, the specifications per the NDA for the Product.

“SUPAC” shall mean, at any time, FDA guidelines for scale-up and post-approval changes for manufacturing of drugs.

“Supply Price” shall have the meaning given in Article 3.7 hereof.

“Territory” shall mean the fifty (50) states, the District of Columbia and the territories and possessions comprising the United States of America, including Puerto Rico.

2.   MANUFACTURING TRANSFER

2.1.                            Raw Materials.  CLP will purchase and ensure that ANI has appropriate quantities of API in order for ANI to meet its technical transfer service obligations pursuant to Article 2.2.  Upon receipt of the API, ANI will perform all necessary API testing including analytical method qualification and/or transfer.  In addition, ANI will ensure proper handling and storage under cGMP conditions of all API received from

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CLP.  ANI will be responsible, at ANI’s expense, for purchasing and testing of all other raw materials including, but not limited to, Product excipients, packaging, and labeling components.

2.2.                            Technical Transfer Services.  CLP will provide to ANI the manufacturing information and related analytical methods for the Product.  ANI will perform and/or provide all testing, documentation and support needed for submission and approval of a CBE 30 of the Product.  CLP has agreed to forego manufacturing/testing/stability of a small scale exhibit batch and utilize the first scale-up batch as both the submission batch and first validation batch.  At CLP’s request, ANI will perform in a timely manner all technical transfer services detailed on and at the agreed upon costs outlined on Schedule 2.2.

2.3.                            Manufacturing Equipment.  ANI will provide and/or purchase all necessary equipment including but not limited to, blenders and mixers to manufacture the Product according to Specifications and to support the submission and approval of a CBE 30.  Not withstanding the foregoing, CLP will purchase any necessary [***] tooling for the manufacture of the Product, or filler parts, if required, for filling bottles in packaging.

3.   PRODUCT SUPPLY

3.1.                            Product Supply.  For the term of this Agreement, ANI will manufacture and package the Product exclusively for CLP as requested by CLP per purchase orders delivered to ANI at least sixty (60) days prior to delivery date.  All purchase orders hereunder shall be on CLP’s standard purchase order form (a copy of which is attached as Schedule 3.1).

3.2.                            Batch Sizes.  Purchase orders will be in full batch size quantities as specified in the NDA, or scalable within the scope of SUPAC guidelines in agreement with both parties.

3.3.                            Stability.  As requested by CLP, ANI will perform all stability studies and reporting to support a submission and approval of a CBE 30 for the Product as well as all on-going stability required for the Product.  In addition, ANI agrees to perform any currently on-going stability studies for previously manufactured Product as requested by CLP.  CLP will pay to ANI [***] for each stability time point tested and a [***] for each lot transferred to ANI.  All new stability will be billed per test station at the aforementioned rate.

3.4.                            Shelf Life.  All Product delivered by ANI to CLP shall have a shelf life that is no more than 3 months less than the maximum shelf life of such Product (other than batches that were under investigation and batches for validation which shall have a shelf life that is no more than 6 months less than the maximum shelf life of such Product).

3.5.                            Raw Materials.  CLP will purchase and ensure that ANI has appropriate quantities of API in order for ANI to meet its manufacturing and packaging obligations pursuant to Article 3.1:  Upon receipt of the API, ANI will perform all necessary API testing.  In

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addition, ANI will ensure proper handling and storage under cGMP conditions of all API received from CLP and will maintain a reasonable Product yield with the API.  Upon the reasonable request of CLP, ANI shall provide to CLP a report of API inventory on-hand.  ANI will be responsible, at ANI’s expense, for purchasing and testing of all other raw materials including, but not limited to, Product excipients, packaging, and labeling components.

3.6.                            Regulatory Matters.  All Product supplied to CLP shall be produced under cGMP and in accordance with the Specifications.  ANI shall furnish CLP with a certificate of analysis and cGMP statement to demonstrate that each shipment of Product has been manufactured under cGMP and other FDA guidelines and in accordance with the Specifications.  At CLP’s reasonable request, ANI shall provide the necessary data and documentation including but not limited to the Activities for use by CLP related to any regulatory, manufacturing or other matters surrounding the Product.  In addition, CLP reserves the right, at its own expense, to audit the facility of ANI, up to once per Quarter, including its processes, records and other facets of the operation as may be necessary to assure that all applicable regulations have been complied with, and the Specifications have been met.  ANI shall permit duly authorized representatives of CLP to audit all manufacturing and processing operations at reasonable times with a prior appointment.  The right to audit shall commence with the Effective Date of this Agreement.  These audits will be conducted to assure compliance with all pertinent acts, regulations, and guidelines promulgated by the FDA and other regulatory authorities, as well as standards then in effect in the regulatory environment.  Such audits will be permitted during normal business hours and will be performed with a minimum of disruption.  CLP will be responsible for any/all regulatory filings, annual reports or regulatory communications.

3.7.                            Supply Price.  CLP will pay to ANI the supply price associated with each Product as shown in Schedule 3.7 (‘Supply Price”) within [***] of receipt of Product.  Supply Price will be the sole consideration for the manufacturing, testing, and packaging of the Product.

3.8.                            Forecasts.  CLP shall provide ANI with 12-month non-binding forecasts within thirty (30) days after the end of each Quarter.  Such forecasts shall be revised and extended in each succeeding Quarter.

3.9.                            Delivery.  Delivery of Product shall be by means of a common carrier in accordance with the destination and dates set forth in CLP’s purchase order.  Delivery shall be F.O.B. origin, freight prepaid.

3.10.                     Rejection and Replacement.  In the event CLP determines that any Product as manufactured and packaged by ANI is Defective, then, within thirty (30) days after delivery of such Product to CLP (or, in the event that such Product is Defective as a result of a latent defect, within thirty (30) days of the discovery of such latent defect), CLP shall provide to ANI a written notice of rejection, specifying in reasonable detail the manner in which Product is Defective (the “Notice of Rejection”).  If no written Notice of Rejection is given to ANI by CLP within such thirty (30) day period, such Product shall be deemed to have been accepted by CLP.  Upon receipt of a Notice of

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Rejection from CLP and in order to minimize any hardship to CLP’s customers, .ANI shall use its best efforts to promptly supply to CLP a quantity of replacement Product meeting the Specifications equal to the size of the lot which CLP claims was Defective so that such replacement Product shall be received by CLP within thirty (30) days following ANI’s receipt of CLP’s Notice of Rejection.  ANI reserves the right to test rejected Product, and if found not to be Defective, will notify CLP accordingly and provide CLP the results of its tests.  If there is disagreement between CLP and ANI on the results, a mutually agreeable third party testing lab will be retained to retest the Product in question.  Cost of the third party testing will be the responsibility of the Party whose test results were inconsistent with the third party testing lab.  All actual and documented costs and expenses directly relating to any rejection and replacement pursuant to this Article 3.10 shall be paid by ANI, or in the case of disagreement between CLP and ANI as to the rejected Product being Defective, by the party whose test results are inconsistent with the third party testing lab.

4.   REPRESENTATIONS AND WARRANTIES OF ANI

ANI hereby represents and warrants to CLP that:

4.1.                            Organization, Power and Authority.  ANI is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.  ANI has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of this Agreement.

4.2.                            Due Authority; No Breach.  The execution, delivery and performance by ANI of this Agreement and each agreement or instrument contemplated by this Agreement, and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by ANI.  This Agreement is, and each agreement or instrument contemplated by this Agreement, when executed and delivered by ANI in accordance with the provisions hereof; will be (assuming the due execution and delivery hereof and thereof by CLP) the legal, valid and binding obligation of ANI, in each case enforceable against ANI in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors’ rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against ANI. All persons who have executed this Agreement on behalf of ANI, or who will execute on behalf of ANI any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action.  Neither the execution and delivery of this Agreement or any such other agreement or instrument by ANI, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the articles of incorporation or by-laws of ANI or any material contract or any other material obligation to which ANI is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or

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affecting or binding upon, ANI or upon the securities, property or business of ANI, or (iii) constitute a violation by ANI of any applicable law or regulation of any jurisdiction as such law or regulation relates to ANI, or to the property or business of ANI except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on ANI’s ability to perform its obligations under this Agreement or under any agreement or instrument contemplated hereby.

4.3.                            Litigation.  There are no pending or, to the best of ANI’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against ANI relating to the Activities which, either individually or together with any other, would have a material adverse effect on the Activities or the ability of ANI to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.  There are no pending, and ANI does not presently contemplate bringing, actions or suits relating to the Activities against others.

4.4.                            Governmental Approval.  No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by ANI or the performance by ANI of its obligations contemplated hereby and thereby.

4.5.                            Brokerage.  No broker, finder or similar agent has been employed by or on behalf of ANI, and no Person with which ANI has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

5.   REPRESENTATIONS AND WARRANTIES OF CLP

CLP hereby represents and warrants to ANI that:

5.1.                            Organization, Power and Authority.  CLP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin.  CLP has all necessary organizational power and authority to enter into, and be bound by the terms and conditions of this Agreement.

5.2.                            Due Authority; No Breach.  The execution, delivery and performance by CLP of this Agreement, and each agreement or instrument contemplated by this Agreement, and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary organizational action by CLP.  This Agreement is, and each agreement or instrument contemplated by this Agreement, when executed and delivered by CLP in accordance with the provisions hereof, will be (assuming due execution and delivery hereof and thereof by AND the legal, valid and binding obligation of CLP, in each case enforceable against CLP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors rights generally and by legal and equitable limitations on

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the availability of specific performance and other equitable remedies against CLP. All persons who have executed this Agreement on behalf of CLP, or who will execute on behalf of CLP any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary organizational action.  Neither the execution and delivery of this Agreement by CLP, or any such other agreement or instrument by CLP, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of its articles of organization or by-laws or any material contract or any other material obligation to which CLP is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or government body against, or affecting or binding upon, CLP or upon the securities, property or business of CLP, or (iii) constitute a violation by CLP of any applicable law or regulation of any jurisdiction as such law or regulation relates to CLP or to the property or business of CLP, except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on CLP’s ability to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

5.3.                            Litigation.  There are no pending or, to the best of CLP’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against CLP relating to the Activities which, either individually or together with any other, would have a material adverse effect on the Activities or the ability of CLP to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.  There are no pending, and CLP does not presently contemplate bringing, actions or suits relating to the Activities against others.

5.4.                            Governmental Approval.  No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by CLP or the performance by CLP of its obligations contemplated hereby and thereby.

5.5.                            Brokerage.  No broker, finder or similar agent has been employed by or on behalf of CLP and no Person with which CLP has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

6.   ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

6.1.                            Governmental Filings.  ANI and CLP each agree to prepare and file whatever filings, listings, requests or applications are required to be filed with any governmental authority in connection with this Agreement or the Product and to cooperate with one another as reasonably necessary to accomplish the foregoing.

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6.2.                            Compliance with Law.  CLP and ANI shall each comply with all federal, state and local laws and regulations applicable to the Activities related to the Product in the Territory or the performance of their respective obligations hereunder.  ANI and CLP each shall keep all records and reports required to be kept by applicable laws and regulations, and each shall make its facilities available at reasonable times during business hours for inspection by representatives of governmental agencies.  ANI and CLP each shall notify the other within forty-eight (48) hours of receipt of any notice or any other indication whatsoever of any FDA or other governmental agency inspection, investigation or other inquiry, or other material notice or communication of any type, involving the Product.  CLP and ANI shall cooperate with each other during any such inspection, investigation or other inquiry including, but not limited to, allowing upon request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents.  CLP and ANI shall discuss any written response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each shall give the other an opportunity to comment upon any proposed response before it is made.  In the event of disagreement concerning the form or content of such response, however, ANI shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and CLP shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.

6.3.                            Recall.  CLP and ANI shall consult with one another as to all decisions concerning recall or withdrawal of Product from the market, including, but not limited to, determining whether or not to make any such recall or withdrawal, the timing and scope thereof, and the means of conducting any recall or withdrawal.  The party requesting any recall or withdrawal must receive the prior written consent of the other party, such consent not to be unreasonably withheld prior to initiating such recall or withdrawal.  No consent shall be necessary if the recall or withdrawal is requested by the FDA or other governmental authority.  ANI shall bear the costs (including but not limited to, shipping and product credits) for any recall or withdrawal due to the failure of the product integrity as a result of ANI related deficiencies in manufacturing or packaging of the Product, including but not limited to, ANI’s failure to comply with this Agreement or the Specifications.  The costs for any other recall or withdrawal shall be the responsibility of CLP.

6.4.                            Publicity.  The parties agree that no publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance written consent of the other party, except as such release or announcement may be required by law, in which case the party making the release or announcement shall, before making any such release or announcement, afford the other party a reasonable opportunity to review and comment upon such release or announcement.

6.5.                            Cooperation.  If either party shall become engaged in or participate in any investigation, claim, litigation or other proceeding with any third party, including the FDA, relating in any way to the Product, the other party shall cooperate in all reasonable respects with such party in connection therewith, including, without

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limitation, using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding.

6.6.                            Non-Compete.  Except as provided in this Agreement, ANI will not directly or in-directly formulate, develop, manufacture, or sell any pharmaceutical product containing [***] or directly or in-directly assist any other party with the formulation, development, manufacture, or sale of any pharmaceutical product containing [***].

6.7.                            Liability Insurance.  At and after Launch, ANI shall use its best efforts to obtain and carry in full force and effect product liability insurance in respect of the Product in the amount of [***] per occurrence, [***] in the aggregate.  At and after Launch, CLP shall use its best efforts to obtain and carry in full force and effect product liability insurance in respect of the Product in the amount of [***] per occurrence, [***] in the aggregate.

6.8.                            Breach of Covenant.  Neither ANI nor CLP shall be deemed to be in breach of any covenant contained in this Article 6 if such patty’s deemed breach is the result of any action or inaction on the part of the other party.

7.   INDEMNIFICATION

7.1.                            ANI shall indemnify, defend and hold CLP (and its directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by CLP (and its directors, officers, employees, and Affiliates) as a consequence of:  (i) any breach of any representation or warranty made by ANI in this Agreement or any agreement, instrument or document delivered by ANI pursuant to the terms of this Agreement; (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of ANI contained in this Agreement; or (iii) any act or omission of ANI with respect to the operation of ANI’s business, or the handling, manufacturing, sale, consumption or use of the Product by ANI.

7.2.                            CLP shall indemnify, defend and hold ANI (and its directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by ANI (and its directors, officers, employees, and Affiliates) as a consequence of:  (i) any breach of any representation or warranty made by CLP in this Agreement or any agreement, instrument or document delivered by CLP pursuant to the terms of this Agreement; (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of CLP contained in this Agreement; or (iii) any act or omission of CLP with respect to the operation of CLP’s business or the handling, manufacturing, sale, consumption or use of the Product by CLP.

7.3.                            Notice and Opportunity to Defend.  Promptly after receipt by a party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Articles 7.1 or 7.2, such party (the “Indemnified Party”) shall give the other party (the “Indemnifying Party”) written notice describing the claim in reasonable detail.  The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Article, except to the

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extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim.  The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification.  If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not less than 10 days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability.  All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party.  If the Indemnifying Party elects not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement with respect to the claim, or, if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the Indemnified Party in any manner, the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability.  If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.  Notwithstanding anything to the contrary in this Article 7.3, (i) the party conducting the defense of a claim shall (A) keep the other party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other party is not participating jointly in the defense of such claim), and (B) conduct the defense of such claim in a prudent manner, and (ii) the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

7.4.                            Indemnification Payments and Obligations.  No Indemnifying Party will have any obligations under Articles 7.1 or 7.2 until the cumulative aggregate amount of Damages incurred or suffered by the Indemnified Party which the Indemnifying Party is otherwise subject to under this Agreement exceeds $25,000 at which time the entire cumulative aggregate amount of such Damages shall be covered.  The provisions of this Article 7.4 shall not limit or otherwise affect the obligations of any Indemnifying Party under any other Article of this Agreement.

7.5.                            The amount of any Damages for which indemnification is provided under Article 7 shall be reduced to take account of any net tax benefit and shall be increased to take account of any net tax detriment arising from the incurrence or payment of any such

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Damages or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that an Indemnified Party shall not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder. If any Indemnified Party shall have received any payment pursuant to this Article 7 with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (i) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Article 7 with respect to such Damages and (ii) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Article 7 with respect to such Damages.

7.6.                            Upon the final determination of liability and the amount of the indemnification payment under this Article 7, the appropriate party shall pay to the other, as the case may be, within 10 business days after such determination, the amount of any claim for indemnification made hereunder.

7.7.                            Survival.  The provisions of Article 7 shall survive any termination of this Agreement.  Each Indemnified Party’s rights under Article 7 shall not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s right under Article 7.

8.   TERMINATIONS

The term of this Agreement shall begin upon the Effective Date of this Agreement and, unless sooner terminated as hereinafter provided, shall end upon the ten (10) year anniversary of the Effective Date.  Notwithstanding the foregoing, this Agreement may be terminated as follows:

8.1.                            Termination for Insolvency.  If either CLP or ANI (i) makes a general assignment for the benefit of creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than 60 days, then the other party may by written notice terminate this Agreement in its entirety with immediate effect.

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8.2.                            Termination for Default.  CLP and ANI each shall have the right to terminate this Agreement for default upon the other party’s failure to comply in any material respect with the terms and conditions of this Agreement.  At least 60 days prior to any such termination for default, the party seeking to so terminate shall give the other party written notice of its intention to terminate this Agreement in accordance with the provisions of this Article 8.2, which notice shall set forth the default(s) which form the basis for such termination.  If the defaulting party fails to correct such default(s) within 60 days after receipt of notification, then such party immediately may terminate this Agreement.  This Article 8.2 shall not be exclusive and shall not be in lieu of any other remedies available to a party hereto for any default hereunder on the part of the other party.

8.3.                            Continuing Obligations.  Termination of this Agreement for any reason shall not relieve the parties of any obligation accruing prior thereto with respect to the Product and any ongoing obligations hereunder with respect to the remaining Product and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of the provisions of this Agreement, Without limiting the generality of the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the parties hereto under Articles 6.3, 6.4, 6.5, 6.7, 7, 8.3, 9 hereof, and such obligations shall survive any such termination.

9.   MISCELLANEOUS

9.1.                            Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that ANI may not assign any of its rights, duties or obligations hereunder without the prior written consent of CLP, which consent shall not be unreasonably withheld, except that no prior written consent shall be required in the event that a third party acquires substantially all or the assets or outstanding shares of, or merges with ANI.

9.2.                            Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by facsimile shall be deemed to have been given on the date received) as follows:

If to CLP as follows:
County Line Pharmaceuticals, LLC
13890 Bishop’s Drive, Suite 410
Brookfield, WI 53005
ATTN:  President
Facsimile:  866-229-7220

If to ANI as follows:
ANI Pharmaceuticals

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210 Main St. W
Baudette, MN 56623
ATTN:  President
Facsimile:  218-634-3517

9.3.                            Waiver; Remedies.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party, No delay on the part of ANI or CLP in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either ANI or CLP of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The indemnification provided in Article 7 shall be the sole remedy available for any Damages arising out of or in connection with this Agreement except for any rights or remedies which the parties hereto may otherwise have in equity.

9.4.                            Survival of Representations. Each of the representations and warranties made in this Agreement shall continue for the term of this Agreement and shall thereafter be extinguished.

9.5.                            Independent Contractors.  The parties hereto are independent contractors and nothing contained in this Agreement shall be deemed to create the relationship of partners, joint ventures, or of principal and agent, franchisor and franchisee, or of any association or relationship between the parties other than as expressly provided in this Agreement.  CLP acknowledges that it does not have, and CLP shall not make representations to any third party, either directly or indirectly, indicating that CLP has any authority to act for or on behalf of ANI or to obligate ANI in any way whatsoever.  ANI acknowledges that it does not have, and it shall not make any representations to any third party, either directly or indirectly, indicating that it has any authority to act for or on behalf of CLP or to obligate CLP in any way whatsoever.

9.6.                            Entire Agreement.  Except for the Mutual Confidentiality and Non-Disclosure Agreement dated September 17, 2008 (and as may be further amended from time to time) entered into by the parties, which remains in full force and effect, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties relating thereto.

9.7.                            Amendment.  This Agreement may be modified or amended only by written agreement of the parties hereto.

9.8.                            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

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9.9.                            Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin excluding any choice of law rules which may direct the application of the law of another state.

9.10.                     Arbitration.  Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in Wisconsin pursuant to the Rules of Arbitration then in effect of the American Arbitration Association.  Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction.  Any arbitration hereunder shall be (i) submitted to an arbitration tribunal comprised of three (3) independent members knowledgeable in the pharmaceutical industry, one of whom shall be selected by CLP, one of whom shall be selected by ANI, and one of whom shall be selected by the other two arbitrators; (ii) allow for the parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 90 days; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. Each party shall bear its own costs and expenses, including attorney’s fees incurred in any dispute which is determined and/or settled by arbitration pursuant to this Article.  Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.  Arbitration shall not prevent any party from seeking injunctive relief where such remedy is an appropriate form of remedy under the circumstances.

9.11.                     Captions.  All section titles or captions contained in this Agreement, in any Schedule referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

9.12.                     No Third-Party Rights.  No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a party or not affiliated with a party to this Agreement.

9.13.                     Severability.  If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect.

9.14.                     Attachments.  All Schedules, Exhibits and other attachments to this Agreement are by this reference incorporated herein and made a part of this Agreement.

9.15.                     Force Majeure.  In the event that a party is prevented from carrying out its obligations under this Agreement by an event of Force Majeure, then such party’s performance of its obligations under this Agreement shall be excused during the period of such event and for a subsequent reasonable period of recovery.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

County Line Pharmaceuticals, LLC

By:	/s/ Richard D. Losiniecki

Name:	Richard D. Losiniecki
Title:	President and CEO

ANI Pharmaceuticals, Inc

By:	/s/ James G. Marken

Name:	James G. Marken
Title:	Vice President, Operations

15

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

Schedule 2.2

Technical Transfer Services and Costs

•      [***]

•      [***]

•      [***]

•      [***]

Total of the above Technical Transfer Costs:  [***]

CLP agrees to pay to ANI the Technical Transfer Service Costs outlined above as follows:

•      [***]

•      [***]

•      [***]

2.2-1

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

Schedule 3.1

TERMS AND CONDITIONS

1.             Definitions:  (a) Buyer means County Line Pharmaceuticals, LLC (b) Seller means any person, firm, or corporation to whom this Purchase Order is directed.

2.             Terms:  This Purchase Order constitutes an order to buy goods, equipment, material, supplies, or services according to the description and other terms set forth on its face.  No additional or different terms offered by the Seller shall be or become part of this order, nor shall this order be modified without the express written approval of Buyer.

3.             Shipping Instructions:  All shipments must contain packing lists giving descriptions of material, quantity and purchase order number.  If shipment is not made F.O.B. origin, the original bill of lading must be furnished with invoices.  Buyer’s count will be accepted as final on all shipments not accompanied by packing lists.

4.             Risk of Loss:  The risk of loss from any casualty to the goods regardless of the cause, shall be On Seller until the goods have been received, inspected and accepted by the Company.

5.             Delays in Delivery:  Time is of the essence.  If Seller for any reason does not comply with the Buyer’s delivery schedule, Buyer in addition to remedies provided by law, at its option may either approve and revise delivery schedule or, may terminate the order without liability on account thereof.

6.             Warranty:  Seller expressly warrants that all goods, equipment, material, supplies or services covered by this order will conform to the specification, drawings, samples or other description furnished or specified by the Buyer, shall be of good material and workmanship and free from defects.

7.             Rejections:  If any of the goods, equipment, material or supplies are found within thirty (30) days after delivery to the Buyer to be defective in material or workmanship or otherwise not in conformity with the requirements of the order, Buyer, in addition to any other rights which it may have under warranties or otherwise, shall have the right to reject and return such goods at Seller’s expense, such goods not to be replaced without suitable written authorization from Buyer.

8.             Compliance with Laws:  Seller shall comply with all applicable, State, Federal and local laws, rules and regulations.

9.             Termination:  (a) The Buyer may terminate work on this order for its own convenience in whole or in part by written or telegraphic notice at 30 days prior to requested ship date.  In that event, any claim arising out of such termination shall be on the basis of the Seller’s substantiated costs and commitments properly incurred or made, with due allowance for salvage value.  (b) If the Seller ceases to conduct its operations in the normal course of business including liability to meet its obligation as they mature or if any proceeding under the bankruptcy or insolvency laws is brought by or against the Seller, a receiver for the Seller is appointed or applied for an

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assignment for the benefit of Creditors is made by the Seller, Buyer may terminate the order without liability except for the deliveries previously made or for goods covered by the order then completed and subsequently delivered in accordance with the terms of the order.

10.          Non-Waiver:  Any waiver of strict compliance with the provisions of this order shall not be deemed a waiver of the Buyer’s rights to insist upon strict compliance thereafter.

11.          Subcontracting:  In the event the Seller subcontracts all or any part of this order, Seller remains completely responsible for price, delivery and quality.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

Schedule 3.7

Supply Price and Batch Size

[***]

1.     Batch Size (theoretical, based upon 100% yield):        [***]

Supply Price:        [***]

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